Exhibit 16.1

May 24, 2023
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 18, 2023, to be filed by our former client, Cumberland Pharmaceuticals Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ FORVIS, LLP